Exhibit 99.1

DAVIDsTEA APPOINTS PAT DE MARCO, CPA, CA AS LEAD DIRECTOR

MONTREAL, September 14, 2018 — DAVIDsTEA Inc. (Nasdaq: DTEA) is pleased to announce that its Board of Directors has appointed Pat De Marco, CPA, CA as lead director.  Mr. De Marco, who was elected to the Board of Directors at DavidsTea’s annual meeting held on June 14, 2018, is also chair of the Audit Committee of the Board of Directors and a member of the Corporate Governance and Nominating Committee.

Pat De Marco has been President and Chief Operating Officer of Viau Food Products Inc. of Laval, Québec, a large Canadian processor of beef and pork products, since 2008.  Prior thereto, Mr. De Marco held senior executive positions at Moores Retail Group Inc., Canada’s leading menswear retailer, from 1995 as Chief Financial Officer and from 2002 as President.  Prior to that, Mr. De Marco was a partner at Ernst & Young LLP, where for 13 years he audited and consulted for companies in the manufacturing, real estate and consumer goods sectors.  Mr. De Marco is a CPA, and holds a Bachelor of Commerce degree from Concordia University, Montreal, Québec.

About DAVIDsTEA

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 239 company-operated DAVIDsTEA stores throughout Canada and the United States as of August 4, 2018, and its website, davidstea.com.  The Company is headquartered in Montréal, Canada.

Investor Contact MaisonBrison Communications Pierre Boucher 514-731-0000 investors@davidstea.com	Media Contact Lyla Radmanovich 514-845-8763 media@rppelican.ca